                                                                    Exhibit 10.1

             FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT AND WAIVER

     This FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT AND WAIVER (this "First Amendment") is dated as of August 1, 2000 ("First Amendment Date") and entered into by and between iGate Capital Corporation, formerly known as Mastech Corporation, a Pennsylvania corporation (the "Company"), and GE Capital Equity Investments, Inc., a Delaware corporation ("GE Capital"), and amends the Note Purchase Agreement, dated as of July 22, 1999, by and between the Company and GE Capital (the "Original Note Purchase Agreement").

                                   WITNESSETH

     WHEREAS, following an internal reorganization of the Company that was announced in March 2000, there have occurred certain Events of Default under the Original Note Purchase Agreement;

     WHEREAS, the Company has requested certain amendments to the terms of the Original Note Purchase Agreement and certain waivers of those Events of Default specified herein;

     WHEREAS, GE Capital has agreed to make such amendments and waivers upon the terms and conditions set forth herein; and

     WHEREAS, concurrently with the execution of this First Amendment, the Company is entering into (i) a Credit Agreement dated as of August 1, 2000 with certain financial institutions party thereto, as lenders, and PNC Bank, National Association, as Agent and as Swing Loan Lender and Issuing Bank, and (ii) certain related ancillary documents thereto, including, without limitation, security agreements, a patent, trademark and copyright security agreement, subsidiary guaranty agreements and pledge agreements (the documents in (i) and (ii), collectively, the "New Credit Agreement");

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the intent to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I
                 AMENDMENTS TO ORIGINAL NOTE PURCHASE AGREEMENT

     Section 1.1  Amendments to Section 1 of the Original Note Purchase
                  -----------------------------------------------------
Agreement.
---------

     (a) The following defined terms and the definitions therefor amend and restate the following terms defined in Section 1 of the Original Note Purchase
Agreement:

          "Cash Equivalents" shall mean (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit and eurodollar time deposits, bankers' acceptances and overnight bank deposits, in each case with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000 (c) notes and bonds issued by domestic corporations having a rating of at least A-1 by S&P or P-1/VMG-1 by Moody's, if short term, or double "A" or higher by S&P and Moody's, if long term, (d) tax-exempt money market securities, (e) notes and bonds issued by state and municipal governments, and (f) money market mutual funds; provided however, that
                                                          -------- -------
(x) at least one-third of the value of the Cash Equivalents shall have a maximum weighted average to maturity of not more than six (6) months and the remaining value of the Cash Equivalents shall have a maximum weighted average to maturity of not more than eighteen (18) months and (y) the Cash Equivalents which are of a type customarily rated by S&P and Moody's, must have a rating of at least A-1 by S&P or P-1/VMG-1 by Moody's, if short term, or double "A" or higher by S&P and Moody's, if long term.

          "Credit Agreement" shall mean the Credit Agreement dated as of August 1, 2000, among the Company, as borrower, the financial institutions party thereto, as lenders, and PNC Bank, National Association, as Agent and as Swing Loan Lender and Issuing Bank, and the related ancillary documents thereto, including, without limitation, the security agreements, the patent, trademark and copyright security agreements, the subsidiary guaranty agreements and the pledge agreements.

          "Indebtedness" shall mean as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent or joint and several) of such Person for or in respect of: (a) borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligation trade payables and accrued expenses in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit, forward exchange agreement, currency swap agreement, hedging contracts, Interest Rate Hedge Agreement or other interest rate management device, raw materials management device, (d) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), (e) any obligation or liability as a general partner in any general or limited partnership, or (f) any Guaranty of any of the foregoing.

          "Note" shall mean the Amended and Restated Convertible Promissory Note of Company in the principal amount of $20,000,000 to be issued to Purchaser in connection with the First Amendment amending and restating the convertible promissory note dated July 22, 1999 issued to Purchaser by Company in connection with the Original Note Purchase Agreement.

          "Performance Revenue Targets" shall mean the following Performance Revenue targets:


           Year Ended                       Target
           ----------                     -----------

          June 30, 2000                   $23,200,000
          June 30, 2001                   $33,600,000
          June 30, 2002                   $40,800,000

          Cumulative Three-Year Target    $97,600,000

          "Subsidiary" of any Person at any time shall mean (a) any corporation or trust of which 51% or more (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (b) any partnership of which 51% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (c) any limited liability company of which such Person is a member or of which 51% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries.

          "Target Percentage Achieved" shall mean that percentage obtained by dividing (i) the cumulative Performance Revenues achieved for the period commencing July 1, 1999 through the relevant date, by (ii) $97,600,000.

          "Target Percentage Shortfall" shall mean that percentage which is obtained by dividing (i) the difference of $97,600,000 less the cumulative Performance Revenues achieved for the period commencing July 1, 1999 through June 30, 2002, by (ii) $97,600,000.

(b) The following defined terms and the definitions therefor are hereby added to Section 1 of the Original Note Purchase Agreement and inserted in correct alphabetical order:

          "Consolidated Tangible Net Worth" shall mean shareholders' equity minus intangible assets of any Person determined on a consolidated basis in
-----
accordance with GAAP.

          "Interest Rate Hedge Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate insurance or any other agreement or arrangement designed to provide protection against fluctuations in interest rates.

          "Leverage Ratio" shall mean the ratio of (a) the consolidated Indebtedness of Company and its Subsidiaries, to (b) the sum of (i) the Consolidated Tangible Net Worth of Company and its Subsidiaries and (ii) the consolidated Indebtedness of Company and its Subsidiaries, all calculated in accordance with GAAP.

          "Staffing Divestiture" shall mean the disposition, approved by the Board of Directors of Company of the following entities: Mastech Quantum Information Resources Ltd.; Goldstar Computer Systems, Inc.; Silverside Computer Systems, Inc.; Quantum Group, Inc.; Quantum Information Resources, Inc.; Mastech Asia Pacific Pty, Ltd.; Mastech Asia Pacific (NT) Pty, Ltd; MC Computer Services Pty, Ltd.; Direct Resources Scotland Ltd; Chen & McGinley, Inc.; Mastech Application Services, Inc.; and "Staffing" Division of Emplifi, Inc.; provided, however, that, other than with respect to the business of Mastech Quantum Information Resources Ltd. in Canada, the Staffing Divestiture shall not include any entity that provides IT Services to the GE Equity Companies.

     (c) The following defined terms and the definitions therefor are hereby deleted from the Section 1 of the Original Note Purchase Agreement:

          "Consolidated Cash" shall mean Company's and its Subsidiaries cash consolidated in accordance with GAAP.

          "Consolidated Cash Equivalents" shall mean Company's and its Subsidiaries' Cash Equivalents consolidated in accordance with GAAP.

          "Consolidated Interest Expense" shall mean any Person's interest expense, consolidated in accordance with GAAP.

          "Consolidated Net Worth" shall mean stockholders' equity of any Person consolidated in accordance with GAAP.

          "Consolidated Receivables" shall mean Company's and its Subsidiaries' receivables consolidated in accordance with GAAP.

          "Consolidated Senior Indebtedness" shall mean Indebtedness of Company and its Subsidiaries consolidated in accordance with GAAP, which Indebtedness by its terms is not subordinated to the payment in full of the Note in a manner in form and substance satisfactory to Purchaser.

          "Consolidated Senior Indebtedness to EBITDA Ratio" shall mean, as of any date of determination, the ratio of the Company's Consolidated Senior Indebtedness as of the end of the Company's most recently completed Fiscal Quarter to Company's EBITDA for Company's four most recently completed Fiscal Quarters treated as a single accounting period.

          "EBIT" shall mean the consolidated operating income (before extraordinary items, interest, taxes) of such Person and its consolidated Subsidiaries determined in accordance with GAAP.

          "EBITDA" shall mean the consolidated operating income (before extraordinary items, interest, taxes, depreciation and amortization) of such Person and its consolidated Subsidiaries determined in accordance with GAAP.

     Section 1.2  Amendment to Section 5.2(d) of the Original Note Purchase
                  ---------------------------------------------------------
Agreement.  Section 5.2(d) of the Original Note Purchase Agreement is hereby
---------
amended and restated in its entirety to read as follows:

     (d) Disposition of Assets or Subsidiaries.  The Company shall comply with
         -------------------------------------
the covenants of the Credit Agreement relating to dispositions of assets or subsidiaries. Excluding the payment of cash as consideration for assets purchased by, or services rendered to, Company or any Subsidiary, subject to paragraph (c) above, neither Company nor any of its Subsidiaries shall sell, convey, assign, lease, or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition or Receivables, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares or beneficial interests or partnership interests in Subsidiaries) (each, a "Disposition"), if such Disposition involves assets in excess of $50,000,000 other than (i) the Staffing Divestiture, or (ii) the granting of Permitted Liens pursuant to the Credit Agreement; provided, however, the exercise of rights with respect to the such Permitted Liens (including, without limitation, foreclosure) against the assets of the Company shall constitute an Event of Default under this Section 5.2(d).

     Section 1.3   Amendment to Section 2.3 of the Original Note Purchase
                   ------------------------------------------------------
Agreement.  Section 2.3 of the Original Note Purchase Agreement is hereby
---------
amended and restated in its entirety to read as follows:

     Optional Prepayment.  At any time and from time to time, following the
     -------------------
third anniversary of the Closing Date, if the Performance Revenues do not equal or exceed $97,600,000 at June 30, 2002, Company shall have the right, without premium or penalty, and on thirty (30) days' prior written notice to Purchaser, to voluntarily prepay at a price equal to 100% of the face amount thereof, that portion (in multiples of not less than $500,000 or the amount outstanding on the Note) of the outstanding principal amount of the Note which equals the Target Percentage Shortfall. Each prepayment shall be accompanied by the payment of accrued and unpaid interest on the amount being prepaid, through the date of prepayment. Company shall not have any other right to prepay the Note.

     Section 1.4  Amendment to Section 5.2(i) of the Original Note Purchase
                  ---------------------------------------------------------
Agreement.  Section 5.2(i) of the Original Note Purchase Agreement is hereby
---------
amended and restated in its entirety to read as follows:

          (i)  Financial Covenants.
               --------------------

               (a) Minimum Consolidated Tangible Net Worth.  Company shall not
                   ----------------------------------------
          at any time permit its Consolidated Tangible Net Worth of Company and its Subsidiaries, measured as of the last day of each Fiscal Quarter, to be less than an amount equal to the sum of $100,000,000.

               (b) Minimum Cash and Cash Equivalents.  Company shall not permit
                   ---------------------------------
          the sum of the cash and Cash Equivalents of Company and its Subsidiaries to be less than $30,000,000 at any time.

               (c) Maximum Leverage. Company shall not at any time permit the
                   -----------------
          Leverage Ratio, measured as of the last day of each Fiscal Quarter, to exceed 0.5:1.0.

     Section 1.5  Amendment to Section 8.1(f) of the Original Note Purchase
                  ---------------------------------------------------------
Agreement.  Section 8.1(f) of the Original Note Purchase Agreement is hereby
---------
amended and restated in its entirety to read as follows:

          (f) Assets of Company or any of its Subsidiaries with a value of more than $500,000 shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Company or any of its Subsidiaries and shall remain unstayed or undismissed for sixty
     (60) consecutive days; or Company or any of its Subsidiaries shall have concealed, removed or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or the incurring of an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

     Section 1.6  Amendment to the first paragraph of Section 7.1 of the
                  ------------------------------------------------------
Original Note Purchase Agreement.  The first paragraph of Section 7.1 of the
--------------------------------
Original Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:

     Subject to the provisions for adjustment hereinafter set forth, the outstanding principal amount of the Note shall be convertible, in whole or in part, at any time and from time to time, at the option of the holder thereof, under the circumstances set forth in the following sentence (a "Conversion"), into a number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (A) the principal amount of the Note to be converted by (B) the Conversion Price (as hereinafter defined). Purchaser may elect to cause a Conversion of the Note on or after the occurrence of any or all of the following events or circumstances: an Extraordinary Default, an Event of Default, or the third anniversary of the Closing Date. The Conversion Price shall initially be $14.42 per share and shall be subject to further adjustments from time to time pursuant to Section 7.1(e) below. If an Extraordinary Default shall have occurred prior to the third anniversary of the Closing Date, that portion of the Note which equals the Extraordinary Default Target Percentage Achieved shall, at the election of the Purchaser, be convertible into Common Stock; provided, however, that if the Extraordinary Default Target Percentage Achieved equals 95% or greater, 100% of the Note shall be convertible into Common Stock. On and after the occurrence of (i) an Event of Default (other than a Payment Default) or (ii) the third anniversary of the Closing Date, that portion of the Note which equals the Target Percentage Achieved shall, at the election of Purchaser, be convertible into Common Stock.

     Section 1.7   Amendment to Section 9.2(a) of the Original Note Purchase
                   ---------------------------------------------------------
Agreement.  Section 9.2(a) of the Original Note Purchase Agreement is hereby
---------
amended and restated in its entirety to read as follows:

     Company agrees to make, and to use its reasonable best efforts to assist Purchaser in making, appropriate filings of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 30 days of the written request of Purchaser, and to supply as promptly as practicable any additional information and documentary material that may be requested by Purchaser in connection with the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as is practicable. Purchaser shall pay any filing fee required pursuant to the HSR Act in connection with the transactions contemplated by the Loan Documents.

     Section 1.8   Amendment to Section 9.11 of the Original Note Purchase
                   -------------------------------------------------------
Agreement. Section 9.11 of the Original Note Purchase Agreement is hereby
---------
amended and restated in its entirety to read as follows:

     Notices.  Except as otherwise provided herein, whenever it is provided
     -------
herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

     If to Company:

     iGate Capital Corporation
     1004 McKee Road
     Oakdale, Pennsylvania  15071
     Attn: Bruce Haney
     Telecopy Number:  (412) 787-9225

     with a copy to:

     Morgan, Lewis & Bockius LLP
     One Oxford Centre
     301 Grant Street, 32ndFloor
     Pittsburgh, Pennsylvania 15219
     Attn:  Marlee S. Myers, Esq.
     Telecopy Number: (412) 560-3399

     If to Purchaser:

     General Electric Capital Corporation
     120 Long Ridge Road
     Stamford, Connecticut  06927
     Attn:  GE Equity - Technology and Communications Group
     Telecopy Number: (203) 357-4565

     with copies to:

     General Electric Capital Corporation
     120 Long Ridge Road
     Stamford, Connecticut  06927
     Attention:  GE Equity Group Legal Counsel
     Telecopy Number: (203) 357-3047

     and

     Weil, Gotshal & Manges LLP
     767 Fifth Avenue
     New York, New York  10153
     Attn:  Michael Lubowitz, Esq.
     Telecopy Number:  (212) 310-8007

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback, or three (3) Business Days after the same shall have been deposited with the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the Persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

                                   ARTICLE II
                           WAIVER AND ACKNOWLEDGMENT

     Section 2.1 GE Capital hereby waives the Defaults and Events of Default specified in Schedule A hereto relating to the period between July 22, 1999 and the First Amendment Date, and any and all rights and remedies that would, in the absence of this waiver, otherwise be available to GE Capital in connection with such specified Defaults and Events of Default.

     Section 2.2 This First Amendment shall be deemed to be effective immediately prior to the effectiveness of the New Credit Agreement on the date hereof.

     Section 2.3 The amendments and waivers set forth in Article I and Article II hereof, respectively, do not alter, waive or amend, except as expressly provided in this First Amendment, the provisions of the Original Note Purchase Agreement. Except as expressly set forth in this First Amendment, nothing in this First Amendment shall be deemed or construed as a waiver or release of, or a limitation upon, the exercise by GE Capital of any rights and remedies under the Original Note Purchase Agreement, whether arising as a consequence of any Events of Default which may now exist or otherwise, and any and all such rights and remedies are hereby expressly reserved.


                                  ARTICLE III
                               PREPAYMENT OF NOTE

     Notwithstanding anything in the Original Note Purchase Agreement to the contrary, the Company and GE Capital agree that, upon execution and delivery of this First Amendment, the Company will pay to GE Capital, by wire transfer of immediately available funds, the sum of TEN MILLION DOLLARS ($10,000,000) (such sum, the "Principal Prepayment"). GE Capital shall have no obligation to readvance the Principal Prepayment. Such Principal Prepayment shall reduce the principal amount outstanding of the Note dated July 22, 1999 to the amount of TWENTY MILLION DOLLARS ($20,000,000). To evidence the reduction of the outstanding principal amount, the Company shall deliver to General Electric Capital Corporation, 120 Long Ridge Road, Stamford, Connecticut 06927 Attn: GE Equity Group - Technology and Communications Group, an amended and restated note in the form attached as Annex A (the "Amended and Restated Note"). Upon receipt of the Amended and Restated Note, GE Capital will send the Original Note marked "$10,000,000 Paid," signed by an authorized officer of GE Capital, by Federal Express Overnight Delivery, to the attention of Bruce Haney, iGate Capital Corporation 1004 McKee Road Oakdale, Pennsylvania

15071. Following the wire transfer by the Company of the Principal Prepayment, any and all references in the Original Note Purchase Agreement, as amended hereby, to the Note shall be deemed to be a reference to the Amended and Restated Note.


                                   ARTICLE IV
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

     Section 4.1  Representations and Warranties of the Company.  The Company
                  ---------------------------------------------
represents and warrants that:

     (a) the execution, delivery and performance by Company of this First Amendment has been duly authorized by all necessary or proper corporate action and the First Amendment is a legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     (b) the execution, delivery and performance by Company of this First Amendment shall not contravene, result in a breach of, or violate, any provision of Company's articles of incorporation or by-laws; any law or regulation, or any order or decree of any court or governmental instrumentality, or any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Company or any of its Subsidiaries is a party or by which Company, any of its Subsidiaries or any of their property is bound.

     (c) other than as specified in Section 2.1, there are no Defaults or Events of Default which have occurred under the Original Note Purchase Agreement.

     (d)  subject to the Supplement to Disclosure Schedule attached hereto,

the representations and warranties of the Company contained in the Original Note Purchase Agreement are true and correct as of the date hereof (except such representations and warranties that refer to an earlier date which are true and correct as of such earlier date).

     Section 4.2  Registration Statement on Form S-3.   The Company hereby
                  ----------------------------------
covenants that it will use its best efforts to cause to be declared effective a Registration Statement on Form S-3 with respect to the shares issuable upon conversion of the Amended and Restated Note no later than September 15, 2000; provided, however, that this Section 4.2 shall not be construed to modify any right or obligation of the parties contained in the Registration Rights Agreement dated July 22, 1999 between the Company and GE Capital.

                                   ARTICLE V
                               GENERAL PROVISIONS

     Section 5.1  References.  All notices, communications, agreements,
                  ----------
certificates, documents or other instruments executed and delivered after the execution and delivery of this First Amendment in connection with the Original Note Purchase Agreement or the transactions contemplated thereby may refer to the Original Note Purchase Agreement without making any specific reference to this First Amendment, but nevertheless all such references shall include this First Amendment unless the context otherwise requires. From and after the Amendment Effective Date, all references in the Original Note Purchase Agreement and the Note to the "Agreement" shall be deemed to be references to the Original Note Purchase Agreement as amended hereby.

     Section 5.2  Incorporation into Original Note Purchase Agreement.  This
                  ---------------------------------------------------
First Amendment is deemed incorporated into the Original Note Purchase Agreement. To the extent that any term or provision of this First Amendment is or may be deemed expressly inconsistent with any term or provision of the Original Note Purchase Agreement, the terms and provisions hereof shall control.

     Section 5.3  Capitalized Terms.  Except as otherwise defined herein,
                  -----------------
capitalized terms used but not defined herein shall have the same meanings herein as are ascribed to them in the Original Note Purchase Agreement, as amended hereby.

     Section 5.4  Section and Other Headings.  The section and other headings
                  --------------------------
contained in this First Amendment are for reference purposes only and shall not affect the meaning or interpretation of this First Amendment.

     Section 5.5  Counterparts.  This First Amendment may be executed in any
                  ------------
number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     Section 5.6  Publicity.  Neither the Company nor GE Capital shall issue any
                  ---------
press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other party in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law.

     Section 5.7  Governing Law. This First Amendment shall be governed by, and
                  -------------
construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.

     Section 5.8  Ratification of Terms.  Except as expressly amended by this
                  ---------------------
First Amendment, subject to the Supplement to Disclosure Schedule attached hereto, the Original Note Purchase Agreement and each and every representation, warranty, covenant, term and condition contained therein shall remain in full force and effect and is specifically ratified and confirmed.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Company and GE Capital have executed this First Amendment as of the day and year first above written.

                         iGATE CAPITAL CORPORATION


                         By: ________________________________
                         Name:
                         Title:


                         GE CAPITAL EQUITY INVESTMENTS, INC.


                         By: ________________________________
                         Name:
                         Title: